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                                                                   EXHIBIT 10.17

                 BARNES GROUP INC. EXECUTIVE SEPARATION PAY PLAN

1. Purpose. The purpose of the Barnes Group Inc. Executive Separation Pay Plan (the "Plan") is to provide appropriate benefits to eligible executives of Barnes Group Inc. (the "Company") whose employment is terminated by the Company.

2. Covered Employees. Full-time salaried employees of the Company who are in salary grades 24 and above, and full-time salaried employees of the Company who are in salary grades 18 through 23 who have at least six months of service, are covered by the Plan. A person is considered to be a full-time employee if the person is regularly scheduled to work at least 30 hours per week.

3. Payment of Benefits. An employee covered under the Plan is entitled to receive benefits under the Plan if his/her employment is terminated by the Company; provided, however, that no benefits will be paid under the Plan if:
(a) the termination action is determined by the Company to be based on misconduct of any type including, but not limited to, violation of any Company rules or policies, or activity which results in the conviction of a felony; or
(b) the termination is the result of the sale of the stock or substantially all of the assets of a business unit of the Company and the employee is offered employment by the purchaser, within 30 days after the closing of the sale, in a position that is at least comparable to, and for compensation and benefits that are, in the aggregate, at least

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        substantially equivalent to, the employee's position, compensation and benefits with the Company prior to the sale.

4.      SEVERANCE PAY

4.1 A terminated employee who is entitled to receive benefits under this Plan is eligible to receive severance pay based on the following schedule:
        (a) Grades 18-20: four months of base salary plus an additional two weeks of base salary for each year of service over five years up to a maximum total payment of six months of base salary.
        (b)     Grades 21-23: seven months of base salary.
        (c) Grades 24 and above, except for the President and Chief Executive Officer: twelve months of base salary.
        The minimum severance pay benefit payable under this Plan shall be one month's base salary or the amount of accrued vacation, whichever is greater. The payment of more than the minimum severance pay benefit shall be contingent on the terminated employee's execution of a release of any claims in a form approved by the Company's General Counsel. For purposes of the Plan, "base salary" shall be deemed to mean the employee's base salary in effect immediately prior to termination and any severance payment shall be calculated on the basis of the employee's salary grade immediately prior to termination.

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4.2     Payment shall be made on the terminated employee's regularly scheduled payroll payment dates as if he/she had continued as an employee and will be subject to normal deductions for items such as income taxes, Social Security, and Medicare.
4.3 Severance pay for a terminated employee who was in any of salary grades 18 through 26 shall cease on the date that such terminated employee begins other employment, including but not limited to work for another party. The terminated employee shall promptly notify the Company in writing when he/she commences such employment.
4.4 Severance pay for a terminated employee who was in any of salary grades 27 and above shall not cease on the date that such terminated employee begins other employment, including but not limited to work for another party, but shall continue throughout the entire severance period.

5. Accrued Vacation A terminated employee entitled to receive benefits under this Plan will also be paid for any unused vacation or paid time off that he/she has accrued in accordance with Company policy prior to the termination date. Payment for such accrued unused vacation or paid time off shall be made in a lump sum, net of normal deductions for items such as income taxes, Social Security and Medicare, within five days after the employee's termination date.

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6.      OTHER BENEFITS

6.1 If the terminated employee will receive more than the minimum severance pay benefit, pursuant to Section 4.1 hereof, then he/she may continue participation, on the same terms in effect immediately prior to termination, in the Company's medical, dental, group life, supplemental life, dependent life, accidental death and dismemberment insurance, flexible benefit (i.e., premium pass-through plan, health care reimbursement account and dependent care reimbursement account), and long term disability plans for the period during which he/she receives severance payments. If payments cease during but prior to the end of any month, coverage will continue until the end of the last month during which such terminated employee receives any severance payments. Notwithstanding anything to the contrary herein, the Company reserves the right to discontinue or change the terms (including but not limited to the carrier) of any employee benefit plan. After severance payments cease, COBRA medical and dental coverage and the health care reimbursement account may be continued as required by law.
6.2 Except to facilitate benefit continuation as provided in Section 6.1 hereof, a person's status as an employee shall cease upon the termination date and not continue during the period in which severance payments are made. Without limiting the foregoing, employment shall be terminated for purposes of the Guaranteed Stock Plan, any applicable pension or profit-sharing plan, stock option plans, and for all other purposes upon the termination date.

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6.3     A terminated employee shall not be eligible to receive unemployment benefits for any period during which he/she receives severance benefits.

7.      ADMINISTRATION

7.1 Benefits Committee. The Plan is administered by the Benefits Committee of the Company's Board of Directors (the "Committee"). The Committee may promulgate rules or regulations for the administration of the Plan. The Committee shall, in its sole discretion, interpret and construe the Plan's terms and conditions, and determine an individual's eligibility for benefits. Any interpretations, constructions or determinations made by the Committee in good faith shall be final and binding.
7.2 Claims Procedure. If any person believes that he/she is not receiving any benefits to which he/she is entitled under the Plan, the person, after reviewing the matter with the human resource representative serving the person's place of work, may file a written claim with the Director, Compensation and Benefits, Barnes Group Inc., 123 Main Street, Bristol, Connecticut 06010, or such other person designated by the Benefits Committee, who shall respond to such claim in writing within 45 days after its receipt. If any claim is denied, the claimant may appeal such denial in writing to the Benefits Committee, c/o Barnes Group Inc., 123 Main Street, Bristol, Connecticut 06010. Any such appeal must be filed within 60 days after the denial of the claim. The Benefits Committee shall notify the claimant of its decision in writing within 60 days after receiving the appeal.

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8.      OTHER PROVISIONS

8.1 This Plan may be amended or terminated at any time by the vote of a majority of the members of the Benefits Committee.
8.2 The benefits to be provided under this Plan shall not be funded and shall be paid out of the general assets of the Company.
8.3     For purposes of determining:

        (a)     an employee's eligibility under Section 2 of the Plan;
        (b) the schedule of severance pay payments under Section 4 of the Plan; and
        (c)     the period of continuation of other benefits described in
                Section 6 of the Plan,
        only service since the employee's last date of hire with the Company shall be counted.

8.4 The Plan shall be construed, administered and enforced under the laws of the State of Connecticut.

Effective:  May 1, 1992

Revised:  April 5, 2000

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